Exhibit 99.1

News Release

Contact: Michael Mitchell, 513-784-8959, mmitchell@chiquita.com

CHIQUITA BRANDS INTERNATIONAL REPORTS FIRST QUARTER 2005

NET INCOME OF $87 MILLION, OR $1.94 EPS

Company Achieves Best Quarterly Earnings Results in More Than a Decade

CINCINNATI – May 10, 2005 – Chiquita Brands International, Inc. (NYSE: CQB) today reported first quarter 2005 net income of $87 million, or $1.94 per diluted share. The company reported net income of $20 million, or $0.46 per diluted share, in the year-ago quarter.

“Chiquita achieved its best quarterly results in more than a decade, as we successfully expanded volume in our core banana business, enjoyed strong pricing in Europe and North America, and benefited from favorable foreign exchange,” said Fernando Aguirre, chairman and chief executive officer. “We managed through severe flooding on our farms and endured higher costs for fuel, paper and ship charters that are likely to continue through the year. However, we partially mitigated those increased expenses through lower purchased fruit costs and productivity improvements in tropical production and logistics.”

QUARTERLY FINANCIAL HIGHLIGHTS

•	Net sales were $932 million, up 17 percent from $793 million in the first quarter 2004. The increase resulted from higher banana pricing and volume in both North America and Europe, favorable European exchange rates and increased sales of other fresh produce.

•	Operating income was $94 million, almost triple the operating income of $32 million in the year-ago period.

•	Operating cash flow for the first quarter 2005 was $27 million, which the company used to strengthen its balance sheet and return value to shareholders, including nearly $8 million to pay down debt and $4 million for the quarterly cash dividend.

•	Total debt was $342 million and cash was $161 million at March 31, 2005, compared to total debt of $349 million and cash of $143 million at year-end 2004.

QUARTERLY SEGMENT RESULTS

(All comparisons below are to the first quarter of 2004, unless otherwise specified.)

Bananas

In the company’s banana segment, net sales rose to $520 million, up 24 percent, and operating income was $87 million, more than triple the $28 million reported last year.

Banana operating results were favorably affected by:

•	$46 million of European pricing and currency benefit, comprised of $33 million from improved local European pricing and a $13 million net increase from currency;

•	$11 million of savings primarily related to purchased fruit, tropical production and logistics;

•	$10 million from improved pricing in North America, due in part to higher spot market sales prices and temporary contract price increases that the company applied to mitigate increased costs resulting from the substantial flooding in January 2005 that affected the company’s Costa Rica and Bocas, Panama, divisions;

•	$5 million from an increase in volume in core Europe and North America;

•	$4 million in a nonrecurring charge recorded in the first quarter 2004 related to stock options and restricted stock granted to the company’s former chairman and CEO, which vested upon his retirement in May 2004; and

•	$2 million in lower legal and other professional fees relating to the U.S. Department of Justice investigation of the company’s former Colombian subsidiary.

These items were offset in part by:

•	$8 million of increased costs related to the January flooding in Costa Rica and Panama, including alternative fruit sourcing, logistics and farm rehabilitation costs, and write-downs of damaged farms;

•	$6 million of cost increases from higher fuel, paper and ship charter costs; and

•	$5 million of increased expenses related to marketing and innovation investments for future growth.

For further details on banana volume and pricing, see Exhibits A and B.

Other Fresh Produce

In the company’s other fresh produce segment, which includes the marketing and distribution of fresh fruits and vegetables other than bananas and Chiquita’s fresh-cut fruit business, net sales were $399 million, up 11 percent versus the first quarter 2004. Operating income was $7 million, compared to $3 million in the 2004 first quarter. The change resulted primarily from continued improvement at Atlanta AG, the company’s German fresh produce distributor, and a restructured melon program in North America.

FLOODING IN COSTA RICA AND PANAMA

In January 2005, the Atlantic coast of Costa Rica and Panama experienced torrential rains, which produced significant flooding damage to many farms owned by major banana marketers, including Chiquita, and independent growers in the region. The company expects to incur a loss in supply of more than three million boxes of banana production from its owned farms and independent suppliers in 2005, mostly in the first half of the year.

The company is experiencing increased costs due to higher expenses for alternative banana sourcing, logistics and farm rehabilitation associated with the flooding. These incremental costs, including write-downs of damaged farms and the impact of volume shortfalls, totaled $8 million in the 2005 first quarter and are currently expected to total approximately $10-15 million for the year. Higher spot market sales prices in North America, as well as temporary contract price increases that the company applied in February, March and part of April 2005, have mitigated the company’s higher costs resulting from the flood.

ACQUISITION OF FRESH EXPRESS

On Feb. 23, 2005, the company announced that it had entered into a definitive agreement to acquire the Fresh Express unit of Performance Food Group for $855 million in cash. Fresh Express is the No. 1 seller of packaged salads in the United States, with 40 percent retail market share and approximately $1 billion in revenues. In addition to its wide variety of salad products, Fresh Express is also a supplier of fresh-cut fruit.

The company continues to target completion of the financing and the closing of its acquisition of the Fresh Express unit of Performance Food Group Co. during the second quarter of 2005, in accordance with its original Feb. 23 announcement of the transaction. The company and its financial institutions are finalizing their evaluation of the matter described below, assessing any impact that it may have on the financing for the acquisition, and discussing, among other things, a possible 30-day extension of the financing commitment letter from June 1, 2005 until June 30, 2005. While there can be no assurances, the company believes that it will have available the financing necessary to close the Fresh Express acquisition by June 30, 2005, as required under the stock purchase agreement with Performance Food Group.

The company’s management has recently become aware that certain of its employees previously engaged in conduct which the company believes did not comply with certain laws governing trade regulation. The company has notified the appropriate regulatory authorities of this conduct and that it will fully cooperate with any related investigations. The company believes that such matters should not result in any substantial fines. It is possible that, following completion of the investigations and any determination of wrongdoing, litigation could result, although the company does not presently believe that the reported conduct should give rise to any material liabilities from such litigation.

CONFERENCE CALL

The company conference call to discuss first quarter 2005 results will begin at 8 a.m. EDT today and will be available via webcast at www.chiquita.com. Toll-free telephone access will be available by dialing 1-877-704-5384 in the United States and +913-312-1297 from other locations. An audio replay of the call will also be available until May 17, 2005. To access, dial 1-888-203-1112 from the United States and +719-457-0820 from international locations and enter the access code 7350476. An audio webcast of the call will be available at www.chiquita.com until May 24, 2005; after that date, a transcript of the call will be available on the web site for 12 months.

* * *

Chiquita Brands International, Inc. is a leading international marketer, producer and distributor of high-quality bananas and other fresh produce, which are sold under Chiquita® premium brands and related trademarks. The company is one of the largest banana producers in the world and a major supplier of bananas in Europe and North America. The company also distributes and markets fresh-cut fruit and other branded, value-added fruit products. Additional information is available at www.chiquita.com.

This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including the impact of changes in the European Union banana import regime as a result of the anticipated conversion to a tariff-only regime in 2006; the company’s ability to successfully consummate its acquisition of Fresh Express and integrate its operations with the company’s; the terms, timing and/or costs associated with the financing for the Fresh Express acquisition; natural disasters and unusual weather conditions; currency exchange rate fluctuations; prices for Chiquita products; availability and costs of products and raw materials; operating efficiencies; the company’s ability to realize continued productivity improvements; risks inherent in operating in foreign countries, including government regulation, currency restrictions and other restraints, burdensome taxes, expropriation, threats to employees, political instability and terrorist activities, including extortion, and risks of U.S. and foreign governmental action in relation to the company; the outcome of the Department of Justice investigation related to the company’s Colombian subsidiary sold in June 2004; the outcome of any other investigations undertaken by regulatory authorities; labor relations; actions of governmental bodies; the continuing availability of financing; and other market and competitive conditions.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita’s financial results is included in its SEC filings, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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CHIQUITA BRANDS INTERNATIONAL, INC.

CONSOLIDATED INCOME STATEMENT - FIRST QUARTER

(Unaudited - in millions, except per share amounts)

	Quarter Ended March 31, 2005	Quarter Ended March 31, 2004
Net sales	$931.8	$793.2

Operating expenses
Cost of sales	751.4	680.2
Selling, general and administrative	77.6	72.8
Depreciation	10.9	10.8
Equity in earnings of investees	(1.8)	(2.4)

	838.1	761.4

Operating income	93.7	31.8

Interest income	1.9	0.8
Interest expense	(7.6)	(10.2)

Income before taxes	88.0	22.4
Income taxes	(1.5)	(2.5)

Net income	$86.5	$19.9

Basic earnings per share	$2.12	$0.49
Diluted earnings per share	1.94	0.46

Shares used to calculate basic earnings per share	40.9	40.5

Shares used to calculate diluted earnings per share*	44.5	43.5

*	Includes the dilutive effect of outstanding warrants and stock options, based on the treasury stock method, and the dilutive effect of other stock awards.

Quarterly results are subject to significant seasonal variations and are not necessarily indicative of the results of operations for a full fiscal year. The company’s results during the third and fourth quarters are generally weaker than in the first half of the year, due to availability of competing fruits and resulting lower banana prices.

SUPPLEMENTAL DATA

Exhibit A:

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS – FIRST QUARTER

(Unaudited - in millions, except for percentages and exchange rates)

	Quarter Ended March 31, 2005	Quarter Ended March 31, 2004	Percent Change Favorable (Unfavorable) vs 2004
Net sales by segment
Bananas	$520.3	$419.3	24.1%
Other Fresh Produce	399.0	360.4	10.7%
Other	12.5	13.5	(7.4)%

Total net sales	931.8	793.2	17.5%

Segment operating income
Bananas	$86.9	$27.7	213.7%
Other Fresh Produce	7.3	3.4	114.7%
Other	(0.5)	0.7	n/a

Total operating income	93.7	31.8	194.7%

Operating margins by segment
Bananas	16.7%	6.6%	10.1pts
Other Fresh Produce	1.8%	0.9%	0.9 pts

SG&A as a percent of sales	8.3%	9.2%	0.9 pts

Company banana sales volume (40-pound boxes)
European Core Markets*	15.3	14.3	7.0%
Trading Markets**	0.4	1.2	(66.7)%
North America	14.6	13.6	7.4%
Asia Pacific (joint venture)	4.0	3.8	5.3%

Total	34.3	32.9	4.3%

Euro average exchange rate, spot (dollars per euro)	$1.31	$1.25	4.8%
Euro average exchange rate, hedged (dollars per euro)	1.28	1.17	9.4%

*	The 25 member countries of the European Union, Norway, Iceland and Switzerland
**	Other European and Mediterranean countries not listed above

Exhibit B:

CHIQUITA AVERAGE BANANA PRICES AND VOLUME

YEAR-OVER-YEAR PERCENT CHANGE

Q1 2005 vs. Q1 2004

(Unaudited)

Region	Pricing	Volume
North America*	9%	7%

European Core Markets**
U.S. Dollar basis***	19%
Local Currency	14%	7%

Trading Markets****
U.S. Dollar basis***	1%	(67)%

Asia
U.S. Dollar basis	2%
Local Currency	1%	5%

*	Improved pricing in North America was due in part to higher spot market pricing and temporary contract price increases in response to substantial flooding that affected the company’s banana divisions in Costa Rica and Panama in January. The company removed these temporary contract price increases on April 11, 2005. As a result, the company expects year-over-year pricing comparisons in North America to be less favorable in the second quarter than they were in the first quarter.
**	The 25 member countries of the European Union, Norway, Iceland and Switzerland
***	Prices on a U.S. dollar basis do not include the impact of hedging.
****	Other European and Mediterranean countries not listed above

EUROPEAN CURRENCY AND BANANA PRICING

YEAR-OVER-YEAR CHANGE - BETTER (WORSE)

Q1 2005 vs. Q1 2004

(Unaudited - in millions)

Currency Impact (Euro/Dollar)
Revenue	$12
Local costs	(2)
Hedging*	7
Balance sheet translation**	(4)

Net currency benefit	13

Pricing
European banana prices	33

Benefit from European currency and pricing	$46

*	Hedging costs in the first quarter 2005 were $4 million compared to $11 million in the first quarter 2004.
**	Balance sheet translation in the first quarter 2005 was a loss of $7 million compared to a loss of $3 million in the first quarter 2004.

Exhibit C:

CHIQUITA BRANDS INTERNATIONAL, INC.

DEBT SCHEDULE - FIRST QUARTER

(Unaudited - in millions)

FIRST QUARTER	Dec. 31, 2004	Additions	Payments, Other Reductions	March 31, 2005
Parent Company
7 1/2% Senior Notes	$250.0	$—	$—	$250.0

Subsidiaries
Chiquita Brands L.L.C. facility Revolver	—	—	—	—

Shipping	82.6	—	(7.6)	75.0
Other	16.9	—	(0.2)	16.7

Total debt	$349.5	$—	$(7.8)	$341.7